CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Penn Street Fund, Inc. and to the use of our report dated December 9, 2004 on the financial statements and financial highlights of McGlinn Balanced Portfolio, Penn Street Sector Rotational Portfolio, Baldwin Large-Cap Growth Portfolio, Cumberland Taxable Income Portfolio and Berkshire Advisors Select Equity Portfolio, each a series of shares of The Penn Street Fund, Inc. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.


                                                Briggs, Bunting & Dougherty, LLP


Philadelphia, Pennsylvania
March 4, 2005